Exhibit 99.2
Shoals Technologies Group, Inc.
4Q21 Earnings Conference Call Script
March 10, 2022
Operator

Good afternoon, and welcome to Shoals Technologies Group Fourth Quarter 2021 Earnings Conference Call. Today's call is being recorded, and we have allocated one hour for prepared remarks and Q&A. At this time, I would like to turn the conference over to Mehgan Peetz, General Counsel for Shoals Technologies Group. Thank you. You may begin.

Mehgan Peetz, General Counsel, Shoals Technologies Group, Inc.

Thank you, operator and thank you everyone for joining us today. Hosting the call with me are CEO, Jason Whitaker, and CFO, Philip Garton.

On this call, management will be making projections or other forward-looking statements based on current expectations and assumptions, which are subject to risks and uncertainties. As you listen and consider these comments, you should understand that these statements, including the guidance regarding the first quarter of 2022 and full year 2022, are not guarantees of performance or results. Actual results could differ materially from our forward-looking statements if any of our assumptions are incorrect or because of other factors. These factors include, among other things, the risk factors described in our filings with the Securities and Exchange Commission, as well as economic and market circumstances, industry conditions, company performance and financial results, the COVID-19 pandemic, supply chain disruptions, availability and price of our components and materials, project cancellations, decreased demand for our products, and policy and regulatory changes.

Although we may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized. We caution that any forward-looking statement included in this discussion is made as of the date of this discussion and do not undertake any duty to update any forward-looking statements.

Today's presentation also includes references to non-GAAP financial measures. You should refer to the information contained in the company's fourth quarter press release for definitional information and reconciliations of historical non-GAAP measures to the comparable financial measures.

With that, let me turn the call over to Jason.

Shoals Technologies Group, Inc.
4Q21 Earnings Conference Call Script
March 10, 2022

Jason Whitaker, CEO, Shoals Technologies Group, Inc.

Thank you very much, Mehgan, and good afternoon, everyone. I’ll start off with an update on our key growth initiatives, then I’ll talk about current conditions in the solar market and wrap up with some commentary on how we see our margins evolving this year. Phil will then give an overview of our financial results for the fourth quarter and provide our outlook for 2022.

During 2021, we continued to convert customers to BLA, and the number of EPCs and developers using our system has grown to 18, up more than fourfold from 12 months ago. We believe that eight of the top 10 solar EPCs use our combine-as-you-go system on a majority of their projects and we are currently in the process of transitioning an additional 15 customers to our system.

Outside of BLA, we are starting to see significant traction from the new products we introduced last year. Since launching our wire management solution in the fourth quarter, we have received orders from more than 300 mw of solar projects and the customer feedback received thus far has been incredibly positive.

We plan to ship our first order for IV curve benchmarking products in the coming weeks and continue to expect first shipments of high capacity plug-n-play harnesses and BLA 2.0 to begin in the second half of the year.

We are also making strides in battery storage, leveraging products and expertise from our ConnectPV acquisition. We took our first orders for dedicated storage products in the third quarter of last year, generated revenue in the following quarter and have several high-profile battery projects in advanced negotiations that we hope to announce in the coming quarters.

We have made significant progress on our international expansion plans. Last month, we received IEC certification for our BLA, which was the last hurdle to selling our products throughout the EU. We have our sales team in place and our products are now fully qualified, and as a result, we expect to see backlog start to build this year. We are also looking at opportunities beyond Europe, and we have started building a sales team in Latin America.

Turning to our newly formed EV charging business, we launched our products in the fourth quarter and have seen a tremendous level of market interest and quoting volume. We signed our first MSA with a charge point operator in November, shipped our first products in February, and will be ramping up production as planned through the second quarter of this year to meet demand.

Shoals Technologies Group, Inc.
4Q21 Earnings Conference Call Script
March 10, 2022

We are also starting to see synergies between our EV business and our core solar business, as our customers are increasingly active in both solar and EV charging. An example of that is the strategic agreement we recently signed with Luminace, the North American decarbonization-as-a-service business of Brookfield Renewable. Luminace opted to collaborate with us to combine the best of its high-quality distributed generation platform and our leading-edge eMobility solutions to provide comprehensive EV charging, solar, storage and energy efficiency solutions. We are excited about this partnership and are honored to have been selected to be a vendor to an industry leader like Brookfield Renewable.

Finally, earlier this year, we unveiled the Shoals eMobility Innovation Center, a “living lab” that enables customers to experience Shoals’ best-in-class electric vehicle charging solutions. We are bringing innovation to how EV charging is deployed and installed, just like we did in solar and having the center to demonstrate our products is an important tool to win new customers.

The hard work we did in 2021 to convert more customers to BLA, introduce new products, enter the European market and launch our EV business is going to accelerate our growth in 2022. To put that in perspective, we had backlog and awarded orders of $299.0 million at year end 2021, which was nearly twice what it was at the end of 2020. That number has continued to grow in Q1 and underscores the momentum that is building across our business.

To support our growth, we are expanding our engineering and sales teams and will be opening an additional manufacturing facility that will more than double our production capacity.

Now turning to current market conditions.

Last quarter we disclosed that several of our customers had pushed out the delivery dates for their orders, primarily as a result of delays they were experiencing in receiving modules or other equipment required for their projects from other vendors. We noted that those push-outs would cause some of our revenue to shift from the fourth quarter of 2021 into 2022. That shift has played out largely as we had expected, with only the timing of revenue being impacted and no revenue being lost.

What we didn’t expect is that at the same time as we were seeing push-outs from some customers, we saw tremendous growth in orders from others. So much so that we have to add manufacturing capacity to meet the demand.

We think our experience reflects the overall solar market right now – demand is incredible, but the exact timing of projects remains very dynamic because customers are contending with so many moving pieces within their supply chain.

Shoals Technologies Group, Inc.
4Q21 Earnings Conference Call Script
March 10, 2022

What that means for us in 2022 is that while we know our revenue growth rate is going to increase significantly compared to last year, it’s challenging to predict exactly how significantly and which quarters will see the greatest growth. Because of that uncertainty, we have tried to capture a wide range of potential outcomes in our 2022 revenue outlook.

I’ll wrap up by making some comments on our margins.

Many of you have asked us about the sustainability of our margins, particularly given the year-over-year compression in gross margin that we experienced in Q3 and Q4. We expect to deliver gross margin, on average, that is in the range of 38-40%. We WILL have blips along the way related to mix or supplier issues in any given quarter, but we are in a situation where we are delivering significant value to our customers and are able to capture the increases in our product costs over time.

Nearly all of the lower gross margin we saw in Q4 were related to a price increase from one of our suppliers that we chose not to pass on to our customers on a certain set of projects. That decision will continue to impact our gross margin in the first half of 2022, with a return to normalized levels in subsequent quarters.

The story on EBITDA margin will be a little bit different. We are investing heavily in our human capital infrastructure to support our growth initiatives, including EV and international, which means we are adding SG&A ahead of when we have revenue to absorb it. That will result in EBITDA margins that will decline modestly year-over year in 2022, even as gross margin increases. However, we believe that’s a small price to pay to support the significant demand we have today and accelerate our growth.

I'll now turn it over to Phil who will discuss our fourth quarter 2021 financial results and our first quarter and full year 2022 guidance.

Philip Garton, CFO, Shoals Technologies Group, Inc.

Thank you, Jason. For the fourth quarter, revenue grew 24% versus the prior-year period to $48.0 million, driven by increases of 29% in System Solutions and 15% in Components.

The growth in System Solutions revenues reflects strong demand for our combine-as-you-go system. The strength in Components revenue during the quarter was consistent with the expected change in mix. Sales of System Solutions represented 68% of total revenues versus 65% in the prior-year period.

Shoals Technologies Group, Inc.
4Q21 Earnings Conference Call Script
March 10, 2022

Gross margin in the fourth quarter was 33.1% compared to 38.3% in the prior-year period. The decline in gross margin year over year was due to approximately $1 million of higher material and logistics costs largely related to one supplier that we elected not to pass on to our customers. We will see approximately $3 million of additional costs in the first half of 2022 after which we expect our gross margin to normalize at levels in line with what we have achieved historically.

Fourth quarter general and administrative expenses were $11.0 million compared to $5.6 million in the prior-year period. This change was primarily a result of higher stock-based compensation, planned increased payroll due to higher headcount to support our growth and product initiatives, and new public company costs.

Adjusted EBITDA for the fourth quarter was $11.3 million compared to $14.1 million in the prior-year period.

Adjusted net income was $0.9 million in the fourth quarter compared to $9.0 million in the prior-year period.

Please see the adjusted EBITDA and adjusted net income reconciliation tables in our fourth quarter press release for a bridge to our GAAP results.

As of December 31, 2021, we had backlog and awarded orders of $299.0 million, an increase of 94% year-over-year and 10% versus September 30, 2021. The increase in backlog and awarded orders reflects continued robust customer demand for Shoals’ products.

Turning to our outlook for 2022, based on current market conditions and input from our customers and team, we expect 2022 revenues to be in the range of $300 million to $350 million, up 41% to 64% year-over-year. We expect adjusted EBITDA to be in the range of $79 million to $97 million, and adjusted net income to be in the range of $54 million to $69 million.

As for the first quarter of 2022, we are updating our prior outlook. We continue to expect revenue to be in the range of $68 million to $74 million; however, we now expect adjusted EBITDA to be in the range of $16 million to $20 million, and adjusted net income to be in the range of $10 million to $13 million. To help provide some context on the bridge from our prior first quarter outlook, in addition to the approximately $3 million impact that Jason and I discussed earlier, I wanted to call out first quarter weather-related shutdowns that resulted in approximately $4 million of lost revenue and a decrease of approximately $1-2 million of adjusted EBITDA. We expect to recapture these shipments in the coming quarters.

To support our multi-year growth outlook, we are pulling forward several investments, including the addition of our new facility, which will more than double manufacturing capacity

Shoals Technologies Group, Inc.
4Q21 Earnings Conference Call Script
March 10, 2022

and allow us to more efficiently manage our business and serve our customers. In addition, we are substantially increasing our engineering and sales staff, as well as our entire human capital infrastructure, to support our growth initiatives over the next several years. With all of that said, we are experiencing significant growth and are confident that EBITDA margin will rise as we get leverage on SG&A exiting this year.

I will now pass it back to Jason for closing remarks.

Jason Whitaker, CEO, Shoals Technologies Group, Inc.

Thanks Phil.

I would like to close by thanking all our customers for their commitment to Shoals, our employees for their contributions to our company’s success and our shareholders for their continuous support.

We are off to a strong start in 2022.
•As we have talked about, I’m extremely excited by the growth we have seen in backlog and awarded orders.
•I couldn’t be more proud of our progress on our growth initiatives.
•We look forward to sharing future developments in upcoming calls.

And with that, thank you everyone, and I appreciate your time today. We will now open the line for questions.